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                                                                    Exhibit 99.1


North Hollywood, California -- April 6, 2001 - Film Roman, Inc. (OTCBB:ROMN), the leading U.S. producer of prime-time television animation, announced today that it appears Pentamedia Graphics, Ltd., the company with which Film Roman had executed a definitive stock purchase agreement on January 31, 2001, will be unable to close the transaction on the terms agreed upon by the two companies and approved by the Film Roman stockholders. Film Roman's board has rejected Pentamedia's alternative proposals to restructure the transaction. However, Film Roman has extended the closing date until April 13 and discussions between the two companies are continuing. Under the terms of the existing agreement, Pentamedia would acquire a fully-diluted 60% stake of Film Roman in the form of newly issued common stock for $15 million in cash.

Film Roman produces "The Simpsons" and "King of the Hill" for Fox, "The Oblongs" for Warner Bros., "X- Men" for Marvel Entertainment, "Doomsday" for UPN and has other projects now in production for Showtime, The Disney Channel and others, as well as multiple in-house projects in development for both live action and animation. Pentamedia, which is India's largest multimedia production company and is publicly traded in India, the UK, and Luxembourg, specializes in animation, special effects, and Internet broadcasting for the global entertainment marketplace.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based largely on Film Roman's current expectations and are subject to a number of risks and uncertainties including, but not limited to, risks that programming may not be sold, and if sold, may not be successful, and other risks described in Film Roman Inc.'s Annual Report on Form 10K for the year ended December 31, 2000 and other SEC reports and filings. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events, otherwise.

Press Contacts for mPRm Public Relations:
Tracy Mlakar (323) 933-3399
tmlakar@mprm.com
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